Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Equity Incentive Plan and Employee Stock Purchase Plan of Ariba, Inc., of our reports dated November 18, 2008, with respect to the consolidated financial statements of Ariba, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2008, and the effectiveness of internal control over financial reporting of Ariba, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 10, 2009